SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ] Preliminary proxy statement     [ ] Confidential, for Use of the
                                        Commission Only (as

[X] Definitive proxy statement          permitted by Rule
                                        14a-6(e) (2) )

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           REPUBLIC BANCORP,INC.
               (Name of Registrant as Specified in Its Charter)

                          _________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________
        ______________________________________________________________________

    (5) Total fee paid: ______________________________________________________

[ ] Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

                  Notice Of Annual Meeting Of Shareholders




        The Annual Meeting of Shareholders of Republic Bancorp Inc. (the "Company") will be held at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan 48050, on Wednesday, April 23, 1997 at 9:00 a.m., local time, for the following purposes:

        1. To elect fifteen (15) directors of the Company to hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

        2. To amend the Company's Articles of Incorporation to increase its authorized common stock, $5.00 par value, from 20,000,000 shares to 30,000,000 shares.

        3. To approve the adoption of the Republic Bancorp Inc. 1997 Stock Option Plan.

        4. To consider and act upon any other matters which may properly come before the meeting.

        Shareholders of record at the close of business on March 7, 1997 are entitled to notice of and to vote at the meeting and at any adjournments thereof.

                                 By order of the Board of Directors,


                                 /s/ George E. Parker, III
                                 George E. Parker, III
                                 General Counsel and
                                 Corporate Secretary




Dated:  March 17, 1997



     It is important that your shares be represented at the meeting, even if you expect to attend.

               PLEASE SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

PROXY STATEMENT


                        Annual Meeting of Shareholders
                            Republic Bancorp Inc.
                                April 23, 1997



GENERAL INFORMATION

        This Proxy Statement is furnished to shareholders of Republic Bancorp Inc. in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on April 23, 1997 at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan 48050, and at any adjournments thereof. It is expected that the proxy materials will be mailed to shareholders on or about March 17, 1997.

        The registered office of the Company is located at 122 South Main Street, Ann Arbor, Michigan 48104, telephone number (313) 665-4030. Shareholders who have questions regarding the matters to be voted on at the Annual Meeting should address them to George E. Parker, III General Counsel and Corporate Secretary, at the Company's principal office at 1070 East Main Street, P.O. Box 70, Owosso, Michigan 48867, telephone number (517) 725-7337.

        All votes will be tabulated by employees of Boston EquiServe, a Bank Boston/State Street Service Company, the Company's transfer agent for the Common Stock, who will serve as inspectors of election. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Abstentions are counted for purposes of determining whether a proposal has been approved, whereas broker non-votes are not.

        A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing with the Corporate Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than that of the proxy, (2) duly executing a subsequent proxy relating to the same shares and delivering it to the Corporate Secretary of the Company, or (3) attending the Annual Meeting and voting in person. Any written notice of revocation should be sent to the Company at its principal office, Attention: George E. Parker, III General Counsel and Corporate Secretary. All proxies will be voted in accordance with the direction of the shareholder executing such proxy and, to the extent no directions are given, they will be voted "for" approval for election of the nominees for directors.

        Solicitation of proxies will be made by mail, personally or by telephone, by directors, officers and regular employees of the Company. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of the voting securities of the Company held of record by such persons, and will reimburse them for their reasonable charges and out-of-pocket expenses in connection therewith. All expenses of solicitation of proxies will be paid by the Company.

ELECTION OF DIRECTORS

        The directors of the Company who have been nominated for reelection to the Board for a one year term, and their respective positions with the Company are as follows:

                                                          Officer/
Name                             Position               Director Since
----                      -------------------------     --------------
Jerry D. Campbell         Chairman of the Board and        1985
                          Chief Executive Officer

Dana M. Cluckey            President, Chief Operating      1986/1995
                            Officer and Director

Bruce L. Cook                  Director                    1985

Richard J. Cramer              Director                    1991

George A. Eastman              Director                    1990

Howard J. Hulsman              Director                    1985

Gary Hurand                    Director                    1990

Dennis J. Ibold                Director                    1993

Stephen M. Klein               Director                    1988

John J. Lennon                 Director                    1993

Sam H. McGoun                  Director                    1990

Kelly E. Miller                Director                    1990

Joe D. Pentecost               Director                    1985

George B. Smith                Director                    1987

Jeoffrey K. Stross             Director                    1993

        Each of the above-listed directors is willing to serve another term on the Board. If any director at the time of reelection is unable to serve, or is otherwise unavailable for election, and if other nominees are designated, the persons named in the enclosed form of proxy shall have the discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board of Directors, however, the persons named in the accompanying form of proxy intend to vote for such nominees.

        The Bylaws of the Company provide for a Board of Directors (the "Board") of not less than six (6) nor more than thirty (30) persons. The current Board of Directors has determined that the number of directors who shall serve on the Board for the ensuing term shall be fifteen (15) persons. The terms of each current director will expire at the Annual Meeting. It is therefore the intention of the persons named on the enclosed form of proxy to vote such proxy for reelection of the above-listed current Board members, each of whose term shall expire at the 1998 Annual Meeting. Nominees receiving a plurality of votes cast at the meeting will be elected directors. All proxies will be voted in accordance with the direction of the shareholder executing such proxy and, to the extent no directions are given, they will be voted "for" approval for election of the nominees for directors.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION
        OF ALL NOMINEES AS DIRECTORS.

AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE ITS AUTHORIZED COMMON STOCK

        The Board of Directors of the Company recommends approval of the proposed Amendment of the Company's Articles of Incorporation to increase its authorized Common Stock, $5.00 par value, from 20,000,000 shares currently authorized to 30,000,000 shares. As of the close of business on March 7, 1997, there were 17,124,642 shares of Common Stock outstanding. The Amendment will be adopted if it is approved by the affirmative vote of the majority of the shares of Common Stock outstanding. Abstentions on this proposal will be counted for quorum purposes but not voted.

        The Board of Directors has recommended the Amendment in order for the Company to have additional authorized and unissued shares of Common Stock for additional stock dividends and for possible future aquisitions, although the Company has no immediate plans to issue the additional authorized shares if the Amendment is approved. No further shareholder authorizations will be required for the Company's issuance of these additional shares.

        The authorization of additional shares of Common Stock will not, by itself, have any effect on the rights of holders of existing Common Stock. Depending on the circumstances, any issuance of additional shares of Common Stock may dilute the present equity ownership of current shareholders. Holders of Common Shares have no preemptive rights to participate in any such issuance.

        The proposed amendment is not intended to be an anti-takeover measure. Shareholders should note that, under certain circumstances, the additional shares of Common Stock could be used to make any attempt to gain control of the Company or the Board of Directors more difficult or time-consuming. Any of the additional shares of Common Stock could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid. It is possible that such shares could be sold with or without an option, on the part of the Company, to repurchase such shares, or on the part of the purchaser, to put such shares to the Company.

        The Amendment to increase the authorized Common Stock might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of the Company's stock, to acquire control of the Company, since the issuance of the additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of the Company. If so used, the effect of the additional authorized shares of Common Stock might be (i) to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer, or (ii) impede the purchase of shares by a person seeking to obtain control of the Company or (iii) to assist incumbent management in retaining it present position.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE INCREASE OF AUTHORIZED COMMON STOCK TO 30,000,000 SHARES.

ADOPTION OF REPUBLIC BANCORP INC. 1997 STOCK OPTION PLAN

Background

        In 1996 the Company's existing Non-Qualified Stock Option Plan concluded in accordance with its terms. The Board adopted the 1997 Stock Option Plan (the "Plan") on January 16, 1997, subject to the approval of the Company's shareholders. The Board believes that the 1997 Plan will further assist the Company in attracting, retaining and motivating the best qualified officers and other key employees, and will further enhance the long-term mutuality of interest between the Company's shareholders and its officers and key employees. The principal features of the 1997 Plan are summarized below.

Summary of Principal Features of the 1997 Plan

        Under the 1997 Stock Option Plan, the Personnel, Nominating and Compensation Committee ("Compensation Committee") may grant options to officers and other key employees of the Company and its subsidiaries ("participants"). The number of participants and the number of shares of Common Stock subject to options awarded to each participant may vary from year to year. The maximum number of shares of Common Stock for which a participant may receive awards of options is limited to 37,500 shares of Common Stock over a one-year period. As of the date of this Proxy Statement, no determination has been made regarding the identity of the officers and key employees to whom awards of options may be made under the 1997 Stock Option Plan or the number and type of such awards that will be made to any such officer or key employee. The Company estimates that approximately 100 employees of the Company will be eligible to receive options under the 1997 Stock Option Plan, including the current Chief Executive Officer and the other most highly compensated current executive officers named in the Summary Compensation Table.

        The maximum number of shares of Common Stock that may be issued under the 1997 Stock Option Plan is 750,000. The shares of Common Stock may be unissued shares or issued shares that were reaquired by the Company. The aggregate number of shares of Common Stock available for options under this plan, the shares subject to any option, and the price per share, will all be proportionately adjusted for any subsequent increase or decrease in the number of issued shares of Common Stock resulting from (i) a subdivision or consolidation of shares or any other capital adjustment, (ii) the payment of a stock dividend, or (iii) other increase or decrease in such shares effected without receipt of consideration by the Company. Upon dissolution or liquidation of the Company, all options outstanding under the 1997 Stock Option Plan will terminate; provided, however, that each participant (and each other person entitled under the 1997 Stock Option Plan to exercise an option) will have the right, immediately prior to such dissolution or liquidation, to exercise such options in whole or in part, but only to the extent that such options are otherwise exercisable under the terms of the 1997 Stock Option Plan. If shares of Common Stock under an option are not issued, those shares will again be available for inclusion in future grants.

Grants Under The 1997 Plan

        The Committee may grant participants options qualifying as incentive stock options under Section 422 of the Internal Revenue Code (the " Code") or non-qualified stock options. The exercise price of either a non-qualified stock option or an incentive stock option will be equal to the greater of the fair market value of the shares of Common Stock on the date of grant or the par value per share of Common Stock. With respect to any individual who owns 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary (a "10% Owner"), the exercise price for an incentive stock option will be not less than 110% of the fair market value of the shares of Common Stock on the date of grant. For purposes of the 1997 Stock Option Plan, fair market value means, on any date, the closing price of the shares of Common Stock as reported on the Nasdaq National Market on such date.

        The exercise price of an option will be payable (i) in full in cash or check made payable to the Company's order; or (ii) in full through a sale and remittance procedure pursuant to which a participant will (A) provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the shares of Common Stock to be purchased and remitted to the Company, out of the sale proceeds available on the settlement date sufficient funds to cover the aggregate exercise price payable for the shares of Common Stock to be purchased and (B) will concurrently provide written directives to the Company to deliver the certificates for the shares of Common Stock to be purchased directly to such brokerage firm in order to complete the sale transaction. The term of each option will be fixed by the Compensation Committee but may not exceed ten years from the date of grant. With respect to a 10% Owner, the term of any incentive stock option may not exceed five years from the date of grant. The Compensation Committee will determine the time or times when each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee. The Compensation Committee may, in its discretion, include in any option granted under the 1997 Stock Option Plan a condition that the grantee of an option agree to remain in the employ, and to render services to, the Company or any of its subsidiaries for a specified period of time following the date the option is granted. No such condition or agreement will impose upon the Company or any of its subsidiaries, however, any obligation to employ such individual for any period of time.

        If a participant ceases to be employed by the Company or any of its subsidiaries, then his or her options will terminate immediately. If a participant's cessation of employment with the Company and its subsidiaries is due to retirement with the consent of the Company or any of its subsidiaries, he or she may, at any time within three (3) months after such cessation of employment, exercise his or her options to the extent that he or she was entitled to exercise them on the date of cessation of employment, but in no event shall any option be exercisable more than ten (10) years from the date it was granted. If a participant's cessation of employment with the Company and its subsidiaries is due to permanent disability (within the meaning of Code Section 22(e)(3)), the participant will have twelve (12) months after the date of termination of employment, but in no event after the stated expiration date of the participant's options, to exercise options that the participant was entitled to exercise on the date the participant's employment terminated as a result of the disability. The Compensation Committee may cancel an option during the three (3) or twelve (12) month periods referred to in this paragraph, if the participant engaged in employment or activities contrary, in the opinion of the Compensation Committee, to the best interests of the Company or any of its subsidiaries.

        Awards under the 1997 Stock Option Plan are not transferable except by will or the laws of descent and distribution and during a participant's lifetime may be exercised only by the participant. If a participant dies while employed by the Company or any of its subsidiaries or within three (3) months after having retired with the consent of the Company or any of its subsidiaries, and without having fully exercised his or her options, the executors or administrators, or legatees or heirs, of the participant's estate will have the right to exercise such options to the extent that such deceased participant was entitled to exercise the options on the date of the participant's death.

        The Board, by resolution, may terminate, amend or revise the 1997
Stock Option Plan at any time but such termination, amendment or revision will not affect any options then outstanding under the 1997 Stock Option
Plan. Unless terminated by action of the Board, the 1997 Stock Option Plan will continue in effect until January 16, 2007, but awards granted prior to such date will continue in effect until they expire in accordance with their terms. While the Board may amend the 1997 Stock Option Plan as it deems advisable, it is presently intended that all material amendments to this plan will be submitted to the shareholders for their approval to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as time to time in effect and the Code. No amendment without the approval of the stockholders of the Company shall be made if stockholder approval under Code Section 422 or Rule 16b-3 would be required. The Compensation Committee may amend, modify or terminate any outstanding option held by a participant, including substituting therefor another option of the same or a different type, changing the date of exercise or vesting and converting an incentive stock option to a non-qualified stock option, provided that the Participant's consent to such action will be required unless the Compensation Committee determines in its sole discretion that the action, taking into account any related action, would not materially and adversely affect the participant.

Federal Income Tax Consequences

        Non-qualified Stock Options. An individual will not recognize income upon the grant of a non-qualified stock option. The individual may recognize ordinary income upon the exercise of a non-qualified stock option, in which event the Company will receive a tax deduction for compensation equal to the amount of income recognized, for the excess of the fair market value on the exercise date of the shares of Common Stock acquired over the aggregate exercise price paid. Any ordinary income recognized by an individual upon the exercise of a non-qualified stock option will increase such individual's tax basis for the shares of Common Stock received. Upon a subsequent sale or exchange of such shares, the individual will recognize capital gain or loss to the extent of the difference between the selling price of such shares and his tax basis in such shares. Such gain or loss will be long-term or short-term capital gain or loss, depending on the individual's holding period for such shares of Common Stock.

        Incentive Stock Options. An employee will not recognize income upon either the grant of an incentive stock option or upon the exercise of the incentive stock option. The employee will recognize gain or loss, depending on such individual's basis in the shares of Common Stock (which is generally equal to the exercise price paid for the shares of Common Stock), upon the sale or other disposition of the shares of

Common Stock acquired upon exercise. If certain statutory holding periods are met, such gain or loss will be long-term capital gain or loss and the Company will not be entitled to any Federal income tax deduction. If the holding periods are not met, the employee may be required to recognize ordinary income and the Company will be entitled to a tax deduction for compensation equal to the amount of ordinary income, if any, recognized, provided that applicable withholding requirements are satisfied. Incentive stock options will be treated as non-qualified stock options to the extent that the aggregate fair market value of the shares of Common Stock (determined at the time the options are granted) with respect to which incentive stock options are exercisable for the first time by an individual during a calendar year (whether as a result of acceleration of exercisability or otherwise) exceeds $100,000. An employee who exercises an incentive stock option may be subject to an alternative minimum tax since, for purposes of the alternative minimum tax, the option will be treated as a non-qualified stock option. Accordingly, the taxable event for alternative minimum tax purposes will generally occur on the exercise of the option.

        Other Matters. The 1997 Stock Option Plan is intended to comply with
Section 162(m) of the Code which was enacted as part of the Omnibus Budget Reconciliation Act of 1993. Upon the approval of the 1997 Stock Option Plan by the shareholders, options awarded under the 1997 Stock Option Plan will qualify as performance-based compensation, as defined in Code Section 162(m) and the regulations issued by the Department of the Treasury under such section. As such, the income attributable to such options is not subject to the $1 million deduction limit of Code Section 162(m).

Recommendation and Vote

        To be approved, this proposal requires the affirmative vote of the holders of a majority of the voting stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions on this proposal will be counted for quorum purposes but not voted.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE REPUBLIC BANCORP INC. 1997 STOCK OPTION PLAN

VOTING SECURITIES

        Holders of record of Republic Bancorp Inc. Common Stock, $5.00 par value (Common Stock), at the close of business on March 7, 1997, will be entitled to vote at the annual meeting of shareholders on April 23, 1997, and any adjournments of that meeting. As of March 7, 1997, there were 17,124,642 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter presented for shareholder action.

        The following table sets forth certain information concerning the number of shares of the Company's Common Stock as of December 31, 1996, of each of the Company's directors, each of the named executive officers, and for all directors and executive officers of the Company as a group. There are no shareholders known to Republic Bancorp Inc. management to have been the beneficial owner of more than 5% of the outstanding shares of Common Stock as of December 31, 1996.

                                                              Percentage of
                                                                Outstanding
     Name of                          Shares                Common Shares
  Beneficial Owner                 Beneficially Owned (1)   Beneficially Owned
------------------                -----------------------  ------------------
Jerry D. Campbell,
Chairman of the Board and
Chief Executive Officer                 335,176  (2)            1.92%

Dana M. Cluckey, President,
Chief Operating Officer and
Director                                 53,893  (3)                *

Barry J. Eckhold,
Vice President,
Chief Credit Officer                     29,338  (4)                *

Thomas F. Menacher, Senior Vice
President, Treasurer and Chief
 Financial Officer                       29,592  (5)                *

Bruce L. Cook, Director                  55,904  (6)                *

Richard J. Cramer, Director              51,932  (7)                *

George A. Eastman, Director             147,672  (8)                *

Howard J. Hulsman, Director             374,466  (9)            2.18%

Gary Hurand, Director                    57,450 (10)                *

Dennis J. Ibold, Director               104,210 (11)                *

Stephen M. Klein, Director               83,268 (12)                *

John J. Lennon, Director                 21,590 (13)                *

Sam H. McGoun, Director                  30,053 (14)                *

Kelly E. Miller, Director               127,441 (15)                *

Joe D. Pentecost, Director              253,473 (16)            1.48%

George B. Smith, Director               636,326 (17)            3.71%

Jeoffrey K. Stross, Director             20,760 (18)                *

All Directors and Executive
Officers as a group (17 persons)      2,412,544 (19)           13.73%

---------
* Indicate that the designated individual owns less than one percent of the Company's Common Shares.

                                      7


 (1) The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Unless otherwise indicated below, each beneficial owner named has sole voting and investment power with respect to the shares identified.

 (2) Of the 335,176 shares beneficially owned by Mr. Campbell, (i) 33,675 shares are owned directly by Mr. Campbell, (ii) 12,907 shares are owned by Mr. Campbell and held in the Company's 401(k) plan, (iii) 2,035 shares are owned by Volar Corporation, a corporation wholly owned by Mr. Campbell, and (iv) 286,559 shares are available to Mr. Campbell upon exercise of options he holds.

 (3) Of the 53,893 shares beneficially owned by Mr. Cluckey, (i) 17,437 shares are owned directly by Mr. Cluckey, (ii) 6,619 shares are owned by Mr. Cluckey and held in the Company's 401(k) plan, (iii) 94 shares are owned jointly with his spouse, (iv) 21,230 shares are Restricted Stock in which Mr. Cluckey maintains full voting rights, and (v) 8,513 shares are available upon exercise of warrants he holds.

 (4) Of the 29,338 shares beneficially owned by Mr. Eckhold, (i) 10,392 shares are owned by Mr. Eckhold and held in the Company's 401(k) plan, (ii) 13,853 are owned jointly with his spouse, (iii) 1,100 shares are Restricted Stock in which Mr. Eckhold maintains full voting rights, and (iv) 3,993 shares are available upon exercise of options he holds.

  (5) Of the 29,592 shares beneficially owned by Mr. Menacher, i) 59 shares are owned directly by Mr. Menacher, ii) 2,369 shares are owned by Mr. Menacher and held in the Company's 401(k) plan, iii) 1,331 are owned jointly with his spouse, iv) 14,520 shares are Restricted Stock in which Mr. Menacher maintains full voting rights, and v) 11,313 shares are available upon exercise of options he holds.

 (6) Of the 55,904 shares beneficially owned by Mr. Cook, (i) 38,582 shares are owned directly by Mr. Cook, and (ii) 17,322 shares are available upon exercise of warrants he holds.

 (7) Of the 51,932 shares beneficially owned by Mr. Cramer, (i) 32,764 shares are owned directly by Mr. Cramer, (ii) 2,662 shares are owned by trusts of which he is trustee, (iii) 1,590 shares are owned jointly with his spouse, and (iv) 14,916 shares are available upon exercise of warrants he holds.

 (8) Of the 147,672 shares beneficially owned by Mr. Eastman, (i) 132,861 shares are held jointly with his spouse, and (ii) 14,811 shares are available upon exercise of warrants he holds.

 (9) Of the 374,466 shares beneficially owned by Mr. Hulsman, (i) 213,841 shares are owned directly by Mr. Hulsman, (ii) 142,551 shares are owned by trusts of which Mr. Hulsman is trustee, and (iii) 18,074 shares are available upon exercise of warrants he holds.

(10) Of the 57,450 shares beneficially owned by Mr. Hurand, (i) 37,268 shares are owned directly by Mr. Hurand, (ii) 2,024 shares are owned by a partnership in which he has an interest, (iii) 2,653 are owned jointly with his spouse, and (iv) 15,505 shares are available upon exercise of warrants he holds.

(11) Of the 104,210 shares beneficially owned by Mr. Ibold, (i) 88,780 shares are owned directly by Mr. Ibold, (ii) 6,736 shares are held by his spouse, (iii) 4,393 shares are owned by Mr. Ibold's son's trust for which Mr. Ibold's father serves as trustee, (iv) 110 shares are owned by Mr. Ibold's stepson, (v) 4,191 shares are available upon exercise of warrants he holds.

                                      8


(12) Of the 83,268 shares beneficially owned by Mr. Klein, (i) 2,220 shares are owned directly by Mr. Klein (ii) 63,990 shares are controlled by Mr. Klein through a trust for which he is custodian, and (iii) 17,058 shares are available upon exercise of warrants he holds.

(13) Of the 21,590 shares beneficially owned by Mr. Lennon, (i) 17,399 shares are owned directly by Mr. Lennon and (ii) 4,191 shares are available upon exercise of warrants he holds.

(14) Of the 30,053 shares beneficially owned by Mr. McGoun, (i) 1,697 shares are directly owned by Mr. McGoun, (ii) 22,701 shares are controlled by his spouse through a trust for which she is the custodian, and (iii) 5,655 shares are available upon exercise of warrants he holds.

(15) Of the 127,441 shares beneficially owned by Mr. Miller, (i) 120,717 shares are owned directly by Mr. Miller, and (ii) 6,724 shares are available upon exercise of warrants he holds.

(16) Of the 253,473 shares beneficially owned by Mr. Pentecost, (i) 5,776 shares are owned directly by Mr. Pentecost, (ii) 98,898 shares are controlled by Mr. Pentecost through a trust for which he is custodian, (iii) 7,200 shares are held by his spouse, (iv) 3,709 shares are owned jointly by his spouse and several grandchildren, (v) 133,699 shares are held by Better Properties Inc., a corporation of which he is President, and (vi) 4,191 shares are available upon exercise of warrants he holds.

(17) Of the 636,326 shares beneficially owned by Mr. Smith, (i) 9,317 shares are owned directly by Mr. Smith, (ii) 19,368 shares are owned by Mr. Smith and held in the Company's 401(k) plan, (iii) 607,641 shares are owned jointly by Mr. Smith and his spouse.

(18) Of the 20,760 shares beneficially owned by Mr. Stross, (i) 15,105 shares are owned directly by Mr. Stross, and (ii) 5,655 shares are available upon exercise of warrants he holds.

(19) Includes 301,865 and 136,806 shares of Common Stock available upon exercise of options and warrants, respectively, for all directors and executive officers as a group.

BOARD OF DIRECTORS:

Biographical information concerning nominees for election to the Board of Directors at the annual meeting is presented below:

JERRY D. CAMPBELL          He has served as Chairman of the Board since the
                           Company was organized and has served as Chief
                           Executive Officer since April 1986. From April
                           1986 to January 1996, Mr. Campbell also served as
                           President of the Company. Presently, Mr. Campbell is a director of Newcor, Inc., a director of Mercantile Bank of Naples, Florida and a director of Physicians Insurance Company of Michigan of
                           Okemos, Michigan. Mr. Campbell has a B.S. degree in liberal arts from Central Michigan University, an M.B.A. degree from Wayne State University and an M.B.A. degree from The University of Michigan.
                           Mr. Campbell is 56.

DANA M. CLUCKEY            He has served as President of the Company since
                           January 1996, and has been employed by the Company since September 1986. From November 1992 to
                           January 1996 he was Executive Vice President and
                           Treasurer, from October 1987 to November 1992 he was the Chief Financial Officer of the Company and from September 1986 to October 1987 he was Controller of the Company and Cashier of Republic
                           Bank. Mr. Cluckey has a B.B.A. degree from The
                           University of Michigan and is a Certified Public
                           Accountant. Mr. Cluckey is 37.

BRUCE L. COOK              He is Chairman of Wolverine Sign Works of Owosso,
                           Michigan, a family-owned company specializing in outdoor advertising, and has served in that capacity, or as President of the Company for several years. Mr. Cook was also President and owner of Fairlane Builders, Inc., a residential construction and development company, from 1954 through 1971. Mr. Cook has both a B.B.A. and an M.B.A. degree from The University of Michigan. Mr.
                           Cook is 68.

RICHARD J. CRAMER          He is President of Dee Cramer, Inc., sheet metal,
                           heating and air conditioning contractors, where he has been employed since 1964. Mr. Cramer has a B.S. degree from University of Notre Dame and an M.S. degree from Michigan State University. Mr.
                           Cramer is 56.

GEORGE A. EASTMAN          He is an Orthodontic Consultant. Mr. Eastman
                           previously had a private practice in Flint, Michigan since 1963. Dr. Eastman has an M.S.
                           degree from The University of Michigan and a D.D.S degree from The University of Michigan. Mr.
                           Eastman is 62.

HOWARD J. HULSMAN          He is Chairman of the Board of Ross Learning,
                           Inc., a private educational concern of Oak Park, Michigan, and has served in that capacity since
                           July 1984. From August 1973 to July 1984, he served as the President of Ross Learning, Inc. Mr.
                           Hulsman has a B.S. degree from Ferris State
                           College and an M.A. degree from Central Michigan
                           University. Mr. Hulsman is 58.

GARY HURAND                He is President of Dawn Donut Systems, Inc., and
                           has served in that capacity since 1971. Mr. Hurand is a director of BRT Realty Trust, a publicly held company located in Great Neck, New York. Mr.
                           Hurand has a B.A. degree from Michigan State
                           University. Mr. Hurand is 50.

DENNIS J. IBOLD            He is a partner at Petersen & Ibold (attorneys at
                           law) of Chardon, Ohio and has served in that capacity since 1973. Mr. Ibold has a B.A. degree from Marquette University and a J.D. degree from Cleveland State University. Mr. Ibold is 48.

STEPHEN M. KLEIN           He is Chairman and Chief Executive Officer of Omni
                           Financial Services, Inc., a consumer finance company, and has served in this capacity since
                           1993. Mr. Klein served as Chairman of the Board of Diversified Insurance Services from 1989 through
                           1993, Chief Executive Officer from 1985 through
                           1989, and President from 1972 through 1985. Mr.
                           Klein was also previously President and Chief

                           Executive Officer of Hamady Complete Food Centers, Inc. ("Hamady"). During 1991, while he was serving as an officer of Hamady, Hamady became involved in bankruptcy proceedings. Mr. Klein was also previously Executive Vice President of Finance of M & B Distributing Company, Inc., a wholesale food distributor, and a director of McColgan Investment Company, Inc., a wholly-owned subsidiary of M & B Distributing Company, Inc. Mr. Klein has a J.D. degree from John Marshall Law School. Mr. Klein is 43.

JOHN J. LENNON             He is retired. From 1977 to 1987, Mr. Lennon was
                           Chairman and Chief Executive Officer of White
                           Engines, Inc. of Canton, Ohio. Mr. Lennon is 60.

SAM H. MCGOUN              He is President and Chief Executive Officer of
                           Willis Corroon Corporation of Michigan, Inc., an insurance agency, and has served in that capacity since 1985. Mr. McGoun has a B.S. degree from Miami University of Ohio. Mr. McGoun is 57.

KELLY E. MILLER            He is President of Miller Oil Company, a joint
                           venture capital company concentrating in the oil and gas industry, and has served in this capacity since 1986. Mr. Miller has a B.S. and B.B.A.
                           degrees from University of Oklahoma. Mr. Miller is 42.

JOE D. PENTECOST           He has served as President of Better Properties
                           Inc., a commercial real estate development company of Lansing, Michigan since 1965. He is also a director of Mercantile Bank of Naples, Florida.
                           Mr. Pentecost is 65.

GEORGE B. SMITH            He is Chairman of the Board of Republic Bancorp
                           Mortgage Inc. ("Republic Mortgage"), a subsidiary of Republic Bank headquartered in Farmington
                           Hills, Michigan, and has served in that capacity since 1987. From 1983 to 1987, Mr. Smith served as
                           Chairman of the Board of Republic Mortgage's predecessor, Mayflower Mortgage Company. Mr. Smith served as Chairman of the Board and President of Ann Arbor Mortgage Corporation from 1969 to 1983, and previously was a real estate broker in Wayne
                           County, Michigan. Mr. Smith has a B.S. degree from
                           Michigan State University. Mr. Smith is 68.

JEOFFREY K. STROSS         He is a Professor of Internal Medicine and
                           Associate Chief of Clinical Affairs, University
                           Medical Center, The University of Michigan. He has a B.S. degree from The University of Michigan and an M.D. degree from The University of Michigan.
                           Mr. Stross is 55.

COMMITTEES AND MEETINGS

The Board of Directors has four standing Committees as follows:

        The Executive Committee meets in place of the full board or special issues or scheduling make it difficult to convene all of the Directors. The Committee may act on behalf of the Board on all but major corporate matters. All actions taken by the Committee are reported at the Board's next meeting. Messrs. Campbell, Cluckey, Cook, Hulsman, Miller, Pentecost and Smith are members of the Executive Committee.

        The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company and its subsidiaries. The Committee annually reviews the qualifications of the independent certified public accountants, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit and approves their non-audit services and related fees. The Committee reviews the distribution of, and compliance with, the Company's conflict of interest policy, which is sent to all Directors and appropriate managerial employees of the Company and its subsidiaries, and receives reports as to any exceptions. The Committee also reviews the scope of the internal auditors' plans each year and the results of their audits. Messrs. Hulsman, Cook, Cramer, Eastman, Hurand and Lennon are members of the Audit Committee.

        The Loan Committee reviews and approves or declines loan applications submitted from Company's affiliates (principally Republic Bank and Republic Savings Bank) on loans of, or related loans totaling, $1,500,000 and above. The Committee also reviews the consolidated allowance for loan losses, charge-offs and problem loans on a periodic basis. Messrs. Campbell, Cluckey, Cramer, Hurand, Ibold, Klein and Pentecost are members of the Loan Committee.

        The Personnel, Compensation and Nominating Committee identifies and recommends candidates for election to the Board. It advises the Board on terms of tenure and related matters, including issues involving potential conflicts of interest. The Committee approves standards for setting compensation levels for Company executives and grants the specific awards made under the Company's incentive bonus plan. The Committee also approves compensation of employees whose salaries are above specified levels and makes recommendations to the Board for action on compensation of executives on all matters requiring full Board approval. It also reviews senior management development and appraisal programs. Messrs. Cook, Eastman, Hulsman, Ibold, McGoun, Miller and Stross are members of the Personnel, Compensation and Nominating Committee.

        During 1996, there were eight regularly scheduled meetings of the Board of Directors of the Company, eleven meetings of the Executive Committee, three meetings of the Audit Committee, seven meetings of the Loan Committee and three meetings of the Personnel, Compensation and Nominating Committee. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the year, except for Mr. McGoun who attended 64% of the meetings and Mr. Miller who attended 68% of the meetings.

        Each director (excluding directors who are also officers of the Company) was entitled to a fee of $770 for each board meeting and $275 for each committee meeting attended during 1996, payable in the Company's Common Stock under the Company's Director Compensation Plan. In addition, at the annual meeting of the Board of Directors, each director (excluding directors who are also officers of the Company) receives a warrant to acquire 1,500 shares of the Company's common stock at the fair market value of the date the warrant is granted as an annual retainer fee. The warrant to acquire 1,500 shares issued under the Company's Director Compensation Plan was increased from 1,000 shares at the 1996 Annual Meeting.

PERSONNEL, COMPENSATION AND NOMINATING COMMITTEE REPORT

        The report which follows is provided to shareholders by the members of the Personnel, Compensation and Nominating Committee of the Board of Directors of the Company ("Compensation Committee").

        General. The Compensation Committee has been a standing committee of the Board since 1985. Throughout its history, only "outside" non-employee Directors have served on this committee. Among its other duties, the Compensation Committee is charged with the responsibilities, subject to Board of Directors' approval, of establishing, periodically reevaluating and, as appropriate, adjusting and administering Company policies concerning the compensation of management personnel, including the Chief Executive Officer ("CEO") and all other Executive Officers. In discharging such duties, the Compensation Committee is responsible for annually determining and recommending to the entire Board the annual base salary for each Executive Officer and for establishing the criteria under which cash incentive bonuses may be paid to such executives for the year. In addition, the Compensation Committee is responsible for administering the Company's current Management Incentive Bonus Plan (the "Incentive Bonus Plan"), the Republic Bancorp Inc. Non-Qualified Stock Option Plan (the "Option Plan") and its Amended and Restated Restricted Stock Plan of Republic Bancorp Inc. (the "Restricted
Stock Plan"). If the Republic Bancorp Inc. 1997 Stock Option Plan receives shareholder approval, the Compensation Committee will also be responsible for administering this plan. No grants have been made under the 1997 Option Plan and as of the date of this Proxy Statement, no determination has been made by the Compensation Committee regarding the identity of individuals to whom awards may be made under this plan or the number and type of such awards that will be made to any such individual.

        For a number of years, including fiscal 1996, a basic tenet of the Company's compensation policy as set by the Compensation Committee has been that a substantial portion of the annual compensation of Executive Officers, as well as other key management personnel, should be directly linked to operating performance for the year. Since the adoption of the Incentive Bonus Plan in 1991, this policy has been implemented through that plan. The Option Plan and Restricted Stock Plan, which were adopted and approved by shareholders in 1986 and 1993, respectively, have been implemented by the Compensation Committee to further another basic tenet of the Company's compensation philosophy that a component of potential compensation for such key employees should be tied to the market value of Common Stock. Assuming the 1997 Stock Option Plan receives shareholder approval, the Compensation Committee currently intends to implement that plan in a fashion similar to that utilized in connection with the Option Plan and the Restricted Stock Plan. This compensation philosophy closely aligns the interests of such employees with those of the shareholders and provides an incentive for the creation of increasing shareholder value over the long term.

        Overall, during fiscal 1996 as in prior years, the Executive Officer's compensation policies administered by the Compensation Committee have been aimed at providing Executive Officers with compensation opportunities competitive with those provided executives with comparable experience and responsibilities at comparable companies, while at the same time tying a substantial portion of such potential compensation to the achievement of performance goals determined by the Compensation Committee.

        Base Salaries. Base salaries for Executive Officers are initially established by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. In determining its recommendations for annual adjustments to such Executive Officers' base salaries, the Compensation Committee focuses primarily on similar "executive marketplace" data, including survey material on salary movements and range improvement for peer executives, along with consideration to the extent of the Company's success in meeting net earnings goals for the most recently completed fiscal year and its assessment of the performance rendered by such Executive Officers during the year. Based upon survey data on base salaries, the salaries of the Executive Officers are less than peer group.

        During 1996, according to survey data on salary movements, peer executives' salaries increased. However, due to the Company's policy that places emphasis on payment for results versus higher fixed base salaries, with respect to Mr. Campbell, the Compensation Committee made no increase in his base salary for 1996. Mr. Campbell's 1996 salary and his 1997 salary was set at $164,151. Any increase in Mr. Campbell's total compensation will be tied instead to the attainment of net earnings goals in 1997.

        Incentive Bonus Plan. Any cash bonuses awarded to Executive Officers for fiscal 1996 were pursuant to the Incentive Bonus Plan. That plan enables Executive Officers to earn an annual cash bonus generally ranging from 100% to 360% of base salary for the fiscal year, but only if Company net earnings (including bonuses) for the year have met or exceeded a target amount established at the start of the year. If less than that target but at least a certain minimum net earnings amount is achieved, which is established at the start of the year, the maximum cash bonus which an Executive Officer may be awarded for the year is reduced proportionately. Both the target and minimum net earnings amount are determined by the Compensation Committee, after analyzing historical data, strategic issues and general business conditions.

        After fiscal year-end, the cash bonus potentially awardable to an Executive Officer for that year is determined as described above. For fiscal 1996, the Company exceeded the minimum net earnings target established by the Compensation Committee. As a result, Mr. Campbell and other Executive Officers received bonus awards based on achieving their respective net earnings amount. Mr. Campbell received a bonus of $367,200 for fiscal 1996.

        Option Plan, Restricted Stock Plan and 1997 Stock Option Plan.
The Option Plan and Restricted Stock Plan provide for the grant of options to purchase Common Stock and awards of restricted stock to Executive Officers and key employees of the Company and its subsidiaries who, in the judgment of the Compensation Committee, are expected to contribute materially to the Company's success in the future. The awards of options and restricted stock made to Executive Officers and key employees during 1996 were determined in light of the above criterion and after consideration of performance factors similar to those applicable under the Incentive Bonus Plan, including the Company's target net earnings amount for fiscal 1996. There were no awards of options to the Chief Executive Officer or Named Officers during 1996. Mr. Cluckey, President and Chief Operating Officer was awarded 5,500 shares of restricted stock during 1996 and Mr. Eckhold, Vice President and Chief Credit Officer was awarded 1,100 shares of restricted stock during 1996.

        If the 1997 Stock Option Plan receives shareholder approval, then under that plan the Compensation Committee may grant options to officers and other key employees of the Company and its subsidiaries. The number of grantees and the number of shares of Common Stock subject to options awarded to each grantee may vary from year to year. As of the date of this Proxy Statement, no determination has been made by the Compensation Committee regarding the identity of the officers and key employees to who awards of options may be made under the Plan or the number and type of such awards that will be made to any such officer or key employee.

        Certain Tax Developments. In mid-1993, Section 162(m) was added to the Internal Revenue Code ("the Code"). Subject to certain exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Code Section 162(m) prohibits the deduction of compensation in excess of $1 million paid in any year beginning with 1994 by a publicly-held corporation to any Named Officers for the year. Although Mr. Campbell's total compensation exceeded $1 million in 1996, the income realized by him as a result of the exercise of options is exempt from the $1 million deduction limit because the Option Plan was previously approved by the shareholders in 1993. For fiscal 1996, the salary and bonus paid to each of the Company's Named Officers was below $1 million, and the Committee expects the same will be true for the current fiscal year. Consequently, for the present the Committee has decided to defer consideration of any compensation policies relating to Code Section 162(m). The 1997 Stock Option Plan is intended to comply with Section 162(m) of the Code and if approved by the shareholders, income attributable to the exercise of options granted under the 1997 Stock Option Plan will not be subject to the $1 million deduction limit.

        Personnel, Compensation and Nominating Committee Members

               Bruce L. Cook, Chairperson
               George A. Eastman
               Howard J. Hulsman
               Dennis J. Ibold
               Sam H. McGoun
               Kelly E. Miller
               Jeoffrey K. Stross


Stock Performance Graph

        The graph on the following page compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on (1) The NASDAQ Stock Market Index, which is comprised of all United States common shares traded on the NASDAQ and (2) The NASDAQ Bank Stocks Index, which is comprised of bank and bank holding company common shares traded on the NASDAQ over the same period. The graph assumes the investment of $100 in the Company's Common Stock, The NASDAQ (Stock Market) Index and The NASDAQ Bank Stocks Index on December 31, 1991 and the reinvestment of all dividends. The shareholder return shown on the graph is not necessarily indicative of future performance.

               Comparison of Five Year Cumulative Total Return




                             [Performance Graph]




The dollar value for total shareholder return plotted in the graph above are shown in the table below.


                                       NASDAQ
                                    Stock Market      NASDAQ
                         RBNC     (U.S. Companies)  Bank Stocks
                         ----     ----------------  -----------
           1991         100.0          100.0          100.0
           1992         200.2          116.4          145.6
           1993         256.9          133.6          166.0
           1994         208.2          130.6          165.4
           1995         256.8          184.7          246.3
           1996         316.2          227.2          325.6

                                      16

COMPENSATION OF EXECUTIVE OFFICERS

          The following summary compensation table shows the compensation paid in all capacities by the Company and its subsidiaries during fiscal years 1996, 1995 and 1994 to those persons who, at December 31, 1996, were i) the Company's Chief Executive Officer, and (ii) the only other executive officers of the Company whose salary and bonus for 1996 exceeded $100,000 (Named Officers):

                          Summary Compensation Table

                                                             Long-Term
                                                           Compensation
                            Annual Compensation (1)           Awards
                        ---------------------------   ------------------------
                                                                     Stock
Name and Principal                                    Restricted    Underlying    All Other
   Position              Year  Salary(2)    Bonus(2)   Stock         Options    Compensation(3)
------------------       ----  ---------    --------  ----------    ----------  ---------------

Jerry D. Campbell       1996   $164,151   $367,200           --         --         $4,750
Chairman and            1995    164,151        -0-           --         --          4,620
Chief Executive         1994    164,151        -0-           --         --          4,620
Officer

Dana M. Cluckey         1996   $125,000   $275,400     $ 57,187(4)      --         $4,541
President and Chief     1995     74,304        -0-      137,625(4)      --          2,600
Operating Officer       1994     74,304        -0-           --         --          4,620

Barry J. Eckhold        1996   $112,212   $174,859     $ 11,437(5)      --         $4,750
Vice President          1995     92,212     80,000           --         --          4,620
and Chief Credit        1994     92,212     92,000           --      3,993          4,620
Officer

Thomas F. Menacher      1996    $80,000   $183,600           --         --         $2,965
Senior Vice President,  1995     65,000        -0-     $126,755(6)      --          2,221
Treasurer and Chief     1994     65,000        -0-           --         --          2,750
Financial Officer

(1) The aggregate amount of perquisites and other personal benefits for any Named Officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any such Named Officer, and is therefore, not reflected in the table.

(2) Includes compensation deferred under the Republic Bancorp Inc. Deferred Compensation Plan. During 1996 Mr. Campbell deferred $50,000 of salary, Mr. Cluckey deferred $10,000 of salary and $87,700 of bonus and Mr. Menacher deferred $108,600 of bonus in the Deferred Compensation Plan.

(3) The Company has a tax-deferred savings plan qualified under Internal Revenue Code Sections 401(a) and 401(k). Participants may voluntarily reduce the wages paid to them by having the Company pay a portion of their wages into the plan and the Company may contribute money to the plan which will match a portion of each participant's deferral. During 1996, 1995, and 1994, the Company paid the above amounts to the accounts of Messrs. Campbell, Cluckey, Eckhold, and Menacher, as matching contributions.

(4) Amounts represent the value of 5,500 shares of Restricted Stock issued on June 20, 1996, and the aggregate of 3,630 shares of Restricted Stock issued on January 9, 1995 and 12,100 shares of Restricted Stock issued on January 26, 1995, the grant dates to Mr. Cluckey. The aggregate value and number of shares of Restricted Stock owned by Mr. Cluckey at December 31, 1996 was $246,799 and 21,230 shares, respectively. Of the 21,230 shares owned by Mr. Cluckey, 15,730 shares vest in January 1998 and 5,500 shares vest in June 1999. Mr. Cluckey is entitled to all dividends paid on such shares of Restricted Stock.

                                      17


(5) Amount represents the value of 1,100 shares of Restricted Stock issued on June 20, 1996, the grant date to Mr. Eckhold. The aggregate value and number of shares of Restricted Stock owned by Mr. Eckhold at December 31, 1996 was $12,788 and 1,100 shares, respectively. Of the 1,100 shares owned by Mr. Eckhold, all shares vest in June 1999. Mr. Eckhold is entitled to all dividends paid on such shares of Restricted Stock.

(6) Amount represents the aggregate value of 2,420 shares of Restricted Stock issued on January 9, 1995 and 12,100 shares of Restricted Stock issued on January 26, 1995, the grant dates to Mr. Menacher. The aggregate value and number of shares of Restricted Stock owned by Mr. Menacher at December 31, 1996 was $168,795 and 14,520 shares, respectively. All shares owned by Mr. Menacher vest in January 1998. Mr. Menacher is entitled to all dividends paid on such shares of Restricted Stock.


     Shown below is information with respect to the stock options exercised by the Named Officers during 1996 and their holdings of options at December 31, 1996. There were no stock options granted to the Named Officers during 1996.

               Aggregated Option Exercises in Last Fiscal Year
                          and Year-End Option Values



                                                 Number of Shares
                                               Underlying Unexercised           Value of Unexercised
                                                  Options Held at               In-the-Money Options at
                                                  December 31, 1996              December 31, 1996(2)
                   Number of                   ----------------------           -----------------------
                    Shares       Value
                    Acquired    Realized
Name               on Exercise  (Pre-tax)(1)   Exercisable/Unexercisable      Exercisable/Unexercisable
----               -----------  ------------   -------------------------      -------------------------
Jerry D. Campbell  112,500       $972,757          286,559 / -0-                 $2,258,629 / -0-

Dana M. Cluckey         --             --              -0- / -0-                       -0-  / -0-

Thomas F. Menacher  13,310       $ 39,797          11,313  / -0-                 $   15,076 / -0-

Barry J. Eckhold        --             --           3,993  / -0-                     $3,694 / -0-

 (1) For purposes of this column, "value" is determined for each exercised option by subtracting the exercise price from the bid price received by the Named Officer for the Company's Common Stock on the exercise date, as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

(2) For purposes of this column, "value" is determined for each unexercised option by subtracting the aggregate exercise price for the option shares from the closing price for the Company's Common Stock on the Nasdaq Stock Market of $11.625 of December 31, 1996.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. George B. Smith, Chairman of the Board of Republic Mortgage, and a director of the Company, receives a base salary of $50,000, together with a bonus plan based upon new loan origination volume and Republic Mortgage's net earnings. For 1996, a bonus of $71,207 was paid to Mr. Smith. Mr. Smith's base salary and bonus plan were approved by the Personnel, Compensation and Nominating Committee and the Board of Directors. Republic Mortgage also leases its office in Plymouth, Michigan, from Mr. Smith, under a month-to-month lease, for $2,829 per month. Management of the Company believes this amount to be reasonable and substantially similar to rental fees for comparable buildings.

        The Company and its subsidiaries paid insurance premiums totaling approximately $178,000 for bonding and mortgage protection insurance to the Willis Corroon Corporation of Michigan, Inc., an insurance agent of which Mr. Sam H. McGoun, a director of the Company, is the President and Chief Executive Officer. Management of the Company believes these premiums paid were reasonable.

        The Company's subsidiary banks, Republic Bank and Republic Savings Bank have, in the normal course of business, made loans to certain of the Company's directors and officers and to organizations in which certain directors and officers have an interest. In the opinion of management, such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility. The Company's Named Officers do not have any loans with any of the Company's subsidiaries.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        Deloitte & Touche LLP, independent certified public accountants for fiscal 1996, have been reappointed by the Board of Directors for fiscal 1997. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions by shareholders and to make a statement if they so desire.


PROPOSALS OF SHAREHOLDERS

        A proposal submitted by a shareholder for the 1998 annual meeting must be received by the Secretary of the Company at its principal office by November 20, 1997, in order to be eligible to be included in the Company's proxy statement and form of proxy relating to that meeting.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Directors and Executive Officers of the Company and beneficial owners of more than 10% of its Common Stock are required to file initial reports of ownership and reports of changes in ownership of Company securities pursuant to Section 16(a) of the Exchange Act. Since May 1, 1991, such persons also have been required to provide the Company with copies of such reports. The Company has reviewed all such copies as it has received from persons known to the Company to be (or during fiscal year 1996 to have been) subject to these
Section 16(a) provisions and also has received and reviewed written representations from certain persons to the effect that other reports have not been required of them. Based solely on such review, the Company believes that for fiscal year 1996 its directors and officers all complied with all applicable filing requirements.

MISCELLANEOUS

        Consolidated financial statements of the Company for the year ended December 31, 1996 are included in the Annual Report Supplement (Supplement) to this Proxy Statement. In addition to the Company's audited financial statements, this Annual Report Supplement to our Proxy Statement contains a detailed financial review and certain other information previously presented in our annual report to shareholders. This Supplement contains all of the information that regulations of the Securities and Exchange Commission (the "SEC") require to be presented in annual reports to shareholders. For legal purposes, this Supplement is part of Republic Bancorp Inc.'s annual report to shareholders. Although attached to our proxy statement, this Supplement is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the SEC except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Stock Performance Graph contained herein shall not be incorporated by reference in any such filings.

        It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters are to be presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

        It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to mark, sign, date, and return the enclosed proxy promptly to:

               State Street Bank & Trust
               c/o Boston EquiServe
               Proxy Department
               P.O. Box 1719
               Boston, MA  02105

                                                                    EXHIBIT A
                            REPUBLIC BANCORP INC.

                            1997 STOCK OPTION PLAN


A.      PURPOSE AND SCOPE

        1. The purposes of this 1997 Stock Option Plan are to encourage stock ownership by key management employees of the Company and its Subsidiaries, to provide an incentive for such employees to expand and improve the profits and prosperity of the Company and its Subsidiaries, and to assist the Company and its Subsidiaries in attracting and retaining key personnel through the grant of Options to purchase shares of the Company's common stock.

        2. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time ("Rule 16b-3") and shall be construed to so comply.

B.      DEFINITIONS

        Unless otherwise required by the context:

        1. "Board" shall mean the Board of Directors of the Company.

        2. "Committee" shall mean the Personnel, Nominating and Compensation Committee, which is appointed by the Board and which shall be composed of at least two members of the Board, each of whom is a "Non-Employee Director" as defined in Rule 16b-3. Unless the Board determines otherwise, the Committee shall be comprised solely of "outside" directors within the meaning of Code
Section 162(m)(4)(C)(i).

        3. "Company" shall mean REPUBLIC BANCORP INC., a Michigan corporation.

        4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

        5. "Fair Market Value" shall be the closing price per share of Stock on the date in question in the over-the-counter market, as such price is reported by the National Association of Securities Dealers through its Nasdaq system or any successor system. If there is no reported closing price for the Stock on the date in question, then the closing price on the last preceding date for which such quotation exists shall be determinative of fair market value.

        6. "Incentive Stock Option" means an Option meeting the requirements and containing the limitations and restrictions set forth in Code Section 422.
        7. "Non-Qualified Stock Option" means an Option other than an Incentive Stock Option.

        8. "Option" shall mean a right to purchase Stock granted pursuant to the Plan. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

        9. "Option Price" shall mean the purchase price for Stock under an Option, as determined in Section F below.

        10."Participant" shall mean an employee of the Company, or of any Subsidiary of the Company, to whom an Option is granted under the Plan.

        11."Plan" shall mean this REPUBLIC BANCORP INC. 1997 Stock Option
Plan.

        12."Stock" shall mean the common stock of the Company, $5.00 par value.

        13."Subsidiary" shall mean a subsidiary corporation of the Company, as defined in Code Sections 425(f) and 425(g).

        14. "Ten-Percent Shareholder" means an individual who "owns" (as defined in Code Section 425) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary.

C.      STOCK TO BE OPTIONED

        1. Subject to the provisions of Section L of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 750,000 shares. Such shares may be authorized but unissued shares of Stock of the Company or issued shares that were reacquired by the Company.

        2. The maximum number of shares of Stock with respect to which Options may be granted during any fiscal year to any Participant shall not exceed 37,500 subject to adjustments noted in paragraph L, herein.

D.      ADMINISTRATION

        The Plan shall be administered by the Committee. The Committee shall make all decisions with respect to participation in the Plan by employees of the Company and its Subsidiaries, and with respect to the extent of that participation. The interpretation and construction of any provision of the Plan by the Committee shall be final. No member of the Committee shall be liable for any action or determination made by him in good faith.

E.      ELIGIBILITY

        The Committee may grant Options to any key employee (including an employee who is a director or an officer) of the Company or its Subsidiaries. Options may be awarded by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants as the Committee shall determine. Options granted at different times need not contain similar provisions.

F.      OPTION PRICE

        The purchase price for Stock under each Option shall be one hundred per cent (100%) of the Fair Market Value of the Stock on the date the Option is granted, but in no event less than the par value of the Stock. Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option is granted to a Participant who, at the time such Incentive Stock Option is granted, is a Ten-Percent Shareholder, then the Option price per share of such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares covered by the Incentive Stock Option on the date the Incentive Stock Option is granted.

G.      TERMS AND CONDITIONS OF OPTIONS.

        Options granted pursuant to the Plan shall be authorized by the Committee and shall be evidenced by agreements in such form as the Committee shall from time to time approve. Such agreements shall comply with and be subject to the following terms and conditions.

        1. Condition of Employment. The Committee may, in its discretion, include in any Option granted under the Plan a condition that the Participant shall agree to remain in the employ, and to render services to, the Company or any of its Subsidiaries for a period of time (specified in the agreement) following the date the Option is granted. No such agreement shall impose upon the Company or any of its Subsidiaries, however, any obligation to employ the Participant for any period of time.

        2. Types of Options. Options granted under this Plan may be (a) Incentive Stock Options, (b) Non-Qualified Stock Options, or (c) a combination of the foregoing. The Option Agreement shall designate whether an Option is an Incentive Stock Option or a Non-Qualified Stock Option. Any Option which is designated as a Non-Qualified Stock Option shall not be treated by the Company or the Participant to whom the Option is granted as an Incentive Stock Option for federal income tax purposes.

        3. Method of Exercise. To exercise an Option, a Participant (or in the case of an exercise after a Participant's death, such Participant's executor, administrator, heir or legatee, as the case may be) must take the following action:

               (a) execute and deliver to the Company a written notice of exercise signed in writing by the person exercising the Option specifying the number of shares of Stock with respect to which the Option is being exercised;
               (b) pay the aggregate Option Price in one of the alternate forms as set forth in Section G.4 below; and

               (c) furnish appropriate documentation that the person or persons exercising the Option (if other than the Participant) has the right to exercise such Option.

As soon as practical after the exercise date, the Company will mail or deliver to or on behalf of the Participant (or any other person or persons exercising this Option under the Plan) a certificate or certificates representing the Stock acquired upon exercise of the Option. A Participant shall have none of the rights of a shareholder until shares are issued to him, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued, except as noted in paragraph L, herein.

        4. Payment Price. The aggregate Option Price shall be payable in one of the alternative forms specified below:

               (a) Full payment in cash or check made payable to the Company's order; or

               (b) Full payment through a sale and remittance procedure pursuant to which the Participant (i) shall provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the Stock to be purchased and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the Stock to be purchased and (ii) shall concurrently provide written directives to the Company to deliver the certificates for the Stock to be purchased directly to such brokerage firm in order to complete the sale transaction.

        5. Number of Shares. Each Option agreement shall state the total number of shares of Stock to which it pertains, the exercise price for the shares covered by the Option, the time at which the Option vests and becomes exercisable, the Option's scheduled expiration date, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

        6. Option Period and Limitations on Exercise of Options. The Committee may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option agreement. Except as provided in the Option agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised after the expiration of ten (10) years from the date it is granted. Notwithstanding anything herein to the contrary, in the event an Incentive Stock Option is granted to a Participant who, at the time such Incentive Stock Option is granted, is a Ten-Percent Shareholder, then such Incentive Stock Option shall not be exercisable more than five (5) years from the date of grant and shall be subject to earlier termination as hereinafter provided. No Option may be exercised for a fractional share of Stock.

        7. Limit on Fair Market Value of Incentive Stock Options. In any calendar year, no Participant may be granted an Incentive Stock Option hereunder to the extent that the aggregate Fair Market Value (such Fair Market Value being determined as of the date of grant of the Option in question) of the Stock with respect to which Incentive Stock Options first become exercisable by the Participant during any calendar year (under all such plans of the Participant's employer corporation, its parent, if any, and its Subsidiaries, if any) exceeds the sum of One Hundred Thousand Dollars ($100,000). For purposes of the preceding sentence, Options shall be taken into account in the order in which they were granted. Any Option granted under the Plan which is intended to be an Incentive Stock Option, but which exceeds the limitation set forth in this Section G.7, shall be a Non-Qualified Stock Option to the extent that a portion of the Option exceeds this limitation.

        8. Option Modification. The Committee may amend, modify or terminate any outstanding Option held by a Participant, including substituting therefor another Option of the same or a different type, changing the date of exercise or vesting and converting an Incentive Stock Option to a Non-Qualified Stock Option, provided that the Participant's consent to such action shall be required unless the Committee determines in its sole discretion that the action, taking into account any related action, would not materially and adversely affect the Participant.

H.      TERMINATION OF EMPLOYMENT.

        Except as provided in this paragraph and in Section I below, if a Participant ceases to be employed by the Company or any of its Subsidiaries, his Options shall terminate immediately. If a Participant's cessation of employment with the Company and its Subsidiaries is due to his retirement with the consent of the Company or any of its Subsidiaries, the Participant may, at any time within three (3) months after such cessation of employment, exercise his Options to the extent that he was entitled to exercise them on the date of cessation of employment, but in no event shall any Option be exercisable more than ten (10) years from the date it was granted. If a Participant's cessation of employment with the Company and its Subsidiaries is due to permanent disability (within the meaning of Code Section 22(e)(3)), the Participant will have twelve (12) months after the date of termination of employment, but in no event after the stated expiration date of the Participant's Options, to exercise Options that the Participant was entitled to exercise on the date the Participant's employment terminated as a result of the disability. The Committee may cancel an Option during the three (3) or twelve (12) month periods referred to in this paragraph, if the Participant engaged in employment or activities contrary, in the opinion of the Committee, to the best interests of the Company or any of its Subsidiaries. The Committee shall determine in each case whether a termination of employment shall be considered a retirement with the consent of the Company or a Subsidiary, whether a disability is "permanent" and, subject to applicable law, whether a leave of absence shall constitute a termination of employment. Any such determination of the Committee shall be final and conclusive.

I.      RIGHTS IN EVENT OF DEATH

        If a Participant dies while employed by the Company or any of its Subsidiaries or within three (3) months after having retired with the consent of the Company or any of its Subsidiaries, and without having fully exercised his Options, the executors or administrators, or legatees or heirs, of his estate shall have the right to exercise such Options to the extent that such deceased Participant was entitled to exercise the Options on the date of his death; provided, however, that in no event shall the Options be exercisable more than ten (10) years from the date they were granted.

J.      NO OBLIGATIONS TO EXERCISE OPTION

        The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

K.      NONASSIGNABILITY

        Options shall not be transferable other than by will or by the laws of descent and distribution, and during a Participant's lifetime shall be exercisable only by such Participant.

L.      EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

        The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option, and the price per share shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, or (3) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any Option shall pertain, apply and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, all Options outstanding under the Plan shall terminate; provided, however, that each Participant (and each other person entitled under Section I to exercise an Option) shall have the right, immediately prior to such dissolution or liquidation, to exercise such Participant's Options in whole or in part, but only to the extent that such Options are otherwise exercisable under the terms of the Plan.


M.      AMENDMENT AND TERMINATION

        The Board, by resolution, may terminate, amend or revise the Plan with respect to any shares as to which Options have not been granted, provided, that no amendment without the approval of the stockholders of the Company shall be made if stockholder approval under Code Section 422 or Rule 16b-3 would be required. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of ten (10) years from the date the Plan was originally adopted by the Board. Termination of the Plan shall not affect any Option previously granted.

N.      WITHHOLDING FOR TAXES

        The Company shall, before any payment is made or a certificate for any Stock is delivered or any Stock is credited to any brokerage account, deduct or withhold from any payment under the Plan any Federal, state, local or other taxes, including transfer taxes, required by law to be withheld or to require the Participant or his beneficiary or estate, as the case may be, to pay any amount, or the balance of any amount, required to be withheld. The Company may elect to deduct such taxes from any amounts payable then or any time thereafter in cash to the Participant and, in the Participant's sole discretion, the payment of such taxes may be made from Stock previously held by such Participant. If the

Participant disposes of Stock acquired pursuant to an Incentive Stock Option in any transaction considered to be a disqualifying transaction under Code Sections 421 and 422, the Participant must give the Company written notice of such transfer and the Company shall have the right to deduct any taxes required by law to be withheld from any amounts otherwise payable to the Participant.

O.      AGREEMENT AND REPRESENTATION OF EMPLOYEES

        As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation or rule of any governmental agency.

P.      RESERVATION OF SHARES OF STOCK

        The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell Stock as to which the requisite authority has not been obtained.

Q.      EFFECTIVE DATE OF PLAN

        The Plan was effective on January 16, 1997, the date that the Plan was approved by the Board. The Plan shall thereafter be submitted to the Company's stockholders for approval and unless the Plan is approved by the affirmative votes of the holders of shares having a majority of the voting power of all shares represented at a meeting duly held in accordance with Michigan law within twelve (12) months after being approved by the Board, the Plan and all awards made under it shall be void and of no force and effect.

R.      GOVERNING LAW

        This Plan and the rights of all persons claiming hereunder shall be construed in accordance with the laws of the State of Michigan without giving effect to the conflicts of laws principles thereof, except to the extent that such laws are preempted by federal law.

        To record the adoption of the Plan by the Board on January 16, 1997, the Company has caused its authorized officer to affix the corporate name and seal hereto.

                                  REPUBLIC BANCORP INC.



                                  By:    /s/ Jerry D. Campbell
                                     -----------------------------
                                         Jerry D. Campbell
                                         Chief Executive Officer &
                                         Chairman of the Board

[FRONT OF CARD]

                            REPUBLIC BANCORP INC.
                        Common Stock, $5.00 Par Value



PROXY Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be Held April 23, 1997

     The undersigned hereby appoints Jerry D. Campbell and Dana M. Cluckey, or either of them, with power of substitution in each, proxies to vote all Common Stock of the undersigned in Republic Bancorp Inc. (the "Company") at the Annual Meeting of Shareholders to be held on April 23, 1997, and at all adjournments thereof, upon all matters coming before said meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

               PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                      PROMPTLY IN THE ENCLOSED ENVELOPE.

This proxy must be signed as the name(s) appear(s) on the stock certificate. When shares are hoeld by joint tenants, both should sign. Executors, administrators, personal representatives, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer.


HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

_________________________                       _________________________

_________________________                       _________________________

_________________________                       _________________________


[BACK OF CARD]


PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE /X/


REPUBLIC BANCORP INC.


Mark box at right if any address change or comment has been noted on
the reverse side of this card.       /  /

RECORD DATE SHARES:


Please be sure to sign and date this Proxy.        Date______________________


________________________________             ________________________________
Shareholder  sign here                              Co-owner sign here


 1.  ELECTION OF DIRECTORS
     Nominees as Directors:
                                              With-         For All
                                       For    hold          Except

                                     /   /    /   /          /   /


     Jerry D. Campbell   Howard H. Hulsman  Sam H. McGoun
     Dana  M. Cluckey    Gary Hurand        Kelly E. Miller
     Bruce L. Cook       Dennis J. Ibold    Joe D. Pentecost
     Richard J. Cramer   Stephen M. Klein   George B. Smith
     George A. Eastman   John J.Lennon      Jeoffrey K. Stross

     INSTRUCTION: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominee(s).

     To vote for an individual other than a nominee listed above, write the individual's name in the space provided below. You may vote for a total of fifteen (15) individuals.)

 2.  To approve the increase of authorized common stock to 30,000,000 shares.

      |_|FOR          |_| AGAINST        |_| ABSTAIN

3.   To approve the adoption of the Republic Bancorp Inc. 1997 Stock Option
     Plan.

      |_|FOR          |_| AGAINST        |_| ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

[DETACH CARD]

                             REPUBLIC BANCORP INC.



Dear Shareholder:


The 1996 Annual Meeting of Shareholders of Republic Bancorp Inc. will be held at 9:00 a.m. on Wednesday, April 23, 1997, at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan 48050.

The vote of each shareholder is important. I urge you to mark, sign, date and return the attached proxy card as promptly as possible. In this way, you can be sure you shares will be voted at the meeting.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on April 23, 1997.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

Jerry D. Campbell
Chairman and Chief Executive Officer